Exhibit 10.22

WAIVER AND CONSENT AGREEMENT

This Waiver and Consent Agreement (this “Waiver and Consent”) is entered into as of January 23, 2014, by and among Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (“Alibaba”), SoftBank Corp., a Japanese corporation and shareholder of Alibaba (“SoftBank”), Yahoo! Inc., a Delaware corporation and shareholder of Alibaba (“Yahoo!”), 支付宝（中国）网络技术有限公司(Alipay.com Co., Ltd.), a limited liability company organized under the laws of the People’s Republic of China (“OpCo”), APN Ltd., a company organized under the laws of the Cayman Islands (“IPCo”), 浙江阿里巴巴电子商务有限公司 (Zhejiang Alibaba E-Commerce Co., Ltd.), a limited liability company organized under the laws of the People’s Republic of China (“HoldCo”), the Joinder Parties (as defined in the Agreement), Jack Ma Yun (“JM”), Joseph Chung Tsai (“JT”), and, solely for purposes of Section 3 herein, the Management Members’ Representative (as defined in that certain New Shareholders Agreement dated as of September 18, 2012, by and among them and the other Alibaba shareholders party thereto (the “Shareholders Agreement”)). Alibaba, SoftBank, Yahoo!, OpCo, IPCo, HoldCo, the Joinder Parties, JM and JT are herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are parties to that certain Framework Agreement, dated as of July 29, 2011, as amended (the “Agreement”);

WHEREAS, HoldCo desires to, directly or indirectly, form, capitalize and operate, and own not less than a 60% stake in, a new direct or indirect subsidiary of HoldCo (“Newco”);

WHEREAS, in furtherance of its activities with respect to Newco, HoldCo desires to acquire all of the equity interests of an existing subsidiary of Alibaba (“Subco”);

WHEREAS, HoldCo desires to acquire a 51% stake in an existing entity (“Acquisitionco”);

WHEREAS, HoldCo desires to acquire the minority interests currently owned by third parties in each of two subsidiaries of Alibaba (the “Minority Interests Acquisitions”);

WHEREAS, HoldCo has requested that other Parties waive certain sections in Article VII of the Agreement to enable HoldCo to fund the formation of, and direct or indirect capital contribution to, Newco, acquire Subco, acquire Acquisitionco, and effect the Minority Interests Acquisitions (together, the “Transactions”); and

WHEREAS, the other Parties are willing to provide such waivers, upon the terms and subject to the conditions set forth herein, in order to facilitate the Transactions in connection with a potential transaction currently being negotiated between Alibaba and HoldCo (the “Potential Transaction”).

NOW, THEREFORE, in consideration of mutual covenants, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Section 1. Funding of Transactions. Subject to the terms and conditions set forth in this Waiver and Consent, the Parties hereby agree to irrevocably waive, and agree not to assert any claim they may now or hereafter have arising out of or relating to:

a.	the restriction on OpCo making Distributions set forth in Section 7.05(a)(ii)(1)(A) of the Agreement;

b.	the restrictions on HoldCo incurring Liabilities and Indebtedness (which may be secured by Liens on assets of HoldCo, OpCo or their respective subsidiaries) set forth in Sections 7.03(d) and 7.05(a)(i)(1)(A) of the Agreement;

c.	the restriction on the repurchase of Securities and Related Party Transactions (as to intercompany loans from the OpCo Group to HoldCo or the Other Group) by OpCo set forth in Section 7.05(a)(ii)(1)(B) of the Agreement; and

d.	the restriction on HoldCo’s creation of Liens set forth in Section 7.15(e) of the Agreement, but solely to the extent that any such Lien is created, incurred, assumed or suffered to exist in connection with Indebtedness incurred by HoldCo as permitted by Section 1(b) of this Waiver and Consent;

provided, that any funds made available to HoldCo and the Other Group as a result of any such OpCo Distribution, HoldCo incurrence of Liabilities or Indebtedness, repurchase of Securities or Related Party Transaction permitted by this Section 1 are used exclusively for the Transactions; and

provided, further, that such waiver shall not apply to any OpCo Distribution, HoldCo incurrence of Liabilities or Indebtedness, repurchase of Securities or Related Party Transaction, or any other action that would otherwise be restricted pursuant to the provisions of Article VII of the Agreement:

x.	to the extent that the aggregate funds made available to HoldCo and the Other Group as a result of all such actions exceed, or would exceed, the lesser of (i) RMB 3,980,000,000 and (ii) the total amount actually paid by HoldCo and its Affiliates to acquire equity interests in Newco, Acquisitionco, and Subco, to effect the Minority Interests Acquisitions, to capitalize and fund Newco and otherwise as required, in an aggregate amount that is not material, in the Transactions; or

y.	if such OpCo Distribution, HoldCo incurrence of Liabilities or Indebtedness, repurchase of Securities or Related Party Transaction would occur after December 31, 2014.

For the avoidance of doubt, the waiver set forth in this Section 1 shall not be effective or binding upon any of the Parties unless and until this Waiver and Consent has been duly executed by all of the Parties.

Section 2. Other Provisions Regarding Funding. The Parties acknowledge and agree that no provisions of the Agreement other than those waived in the foregoing Section 1 are intended, or shall be interpreted, to be inconsistent with the Transactions on the terms and subject to the conditions set forth in this Waiver and Consent.

Section 3. Transfer of Subco. Alibaba, SoftBank, Yahoo! and the Management Members’ Representative hereby waive Section 3.3 of the Shareholders Agreement and approve the Transactions for purposes of Article 69 of the Memorandum and Articles of Association of Alibaba, solely to the extent that such provisions would apply to the transfer of beneficial ownership of Subco from Alibaba to HoldCo; provided, that Subco has not acquired any material Asset between the date of this Waiver and Consent and the date of such transfer; and provided, further, that at the time of such transfer Subco does not own, beneficially or of record, any equity interest in any other Person.

Section 4. Conditional Elimination of Ceiling Amount. Notwithstanding anything to the contrary in any Transaction Document, if:

a.	a definitive agreement providing for the Potential Transaction is entered into;

b.	such definitive agreement is subsequently terminated without consummation of the transactions contemplated by the Potential Transaction; and

c.	the failure of such consummation to occur is not substantially caused by action or inaction of SoftBank, Yahoo!, or Alibaba based on any action or inaction of its independent directors, in each case in material violation of their obligations under such definitive agreement, including any refusal by SoftBank or Yahoo! to provide any required cooperation or make required efforts thereunder;

then the Ceiling Amount shall not apply to any Liquidity Event Payment or Make-Whole Payment under the Agreement as to any Liquidity Event occurring after the date that such definitive agreement is terminated.

Without limiting the binding effect of this Section 4, not later than concurrently with the execution of such definitive agreement, the Parties shall enter into (and cause to be entered into) an amendment to the Agreement to further memorialize the foregoing agreement.

Section 5. Conditional Acceleration of IPCo Promissory Note. Notwithstanding anything to the contrary in any Transaction Document, if as of the later of (x) 30 days following receipt of the license for the establishment of Newco and (y) July 31, 2014 (the “Outside Date”):

a.	each of SoftBank and Yahoo! and the independent directors of Alibaba acting on behalf of Alibaba has negotiated in good faith with HoldCo in respect of the Potential Transaction (i) from the date hereof through the Outside Date, and (ii) in a manner consistent with executing and delivering a definitive agreement providing for the Potential Transaction as soon as reasonably practicable after receipt of a license for the establishment of Newco;

b.	each of SoftBank and Yahoo! has not become, as a result of any judicial, legislative or regulatory action occurring after the date of this Waiver and Consent, legally prohibited from (unless such prohibition is due to JM or JT failing to use their reasonable best efforts to avoid such prohibition) entering into and consenting to Alibaba entering into a definitive agreement providing for the Potential Transaction;

c.	SoftBank and Yahoo! are prepared to enter into a definitive agreement providing for the Potential Transaction on the material economic and commercial terms (and only the material economic and commercial terms) as have been negotiated by the Parties through the date of this Waiver and Consent, and on reasonable terms as to terms not negotiated by the Parties through the date of this Waiver and Consent;

d.	each of SoftBank and Yahoo! has full corporate authority and all necessary corporate approvals (including, in the case of Yahoo!, approval by its board of directors) to, and has committed to both enter into and consent to Alibaba entering into such definitive agreement providing for the Potential Transaction; and

e.	HoldCo has not executed such definitive agreement.

then the IPCo Promissory Note shall be accelerated and shall be immediately due and payable in full, and any failure to immediately pay the full amount owing under the IPCo Promissory Note and any accrued and unpaid interest thereon shall constitute an Event of Default under the IPCo Promissory Note having the same effect as an Event of Default under Section 5.1(c) of the IPCo Promissory Note (in each case, for purposes of both the IPCo Promissory Note and the other Transaction Documents, including the Security Documents); provided, that at the election of Yahoo! and SoftBank an amount less than the full principal amount of the IPCo Promissory Note shall be accelerated and become due and payable, in which case the IPCo Promissory Note shall remain outstanding as to the unpaid principal amount in accordance with its terms.

Without limiting the binding effect of this Section 5, in the event of such acceleration, the Parties shall enter into (and cause to be entered into) such further documents and/or amendments as may be required to implement the agreement set forth in this Section 5.

Section 6. Representations and Warranties.

a.	HoldCo represents and warrants to the other Parties that it has all required entity power and authority to execute and deliver this Waiver and Consent and perform its obligations hereunder. Neither the execution and delivery of this Waiver and Consent or the performance of its obligations hereunder by HoldCo will (with or without notice or lapse of time) result in any breach of, or constitute a default under, any contract, agreement or other instrument to which HoldCo or any of its subsidiaries is a party or by which HoldCo or any of its subsidiaries is bound or to which any property or asset of HoldCo or any of its subsidiaries is subject.

b.	Alibaba represents and warrants to the other Parties that it has all required entity power and authority to execute and deliver this Waiver and Consent and perform its obligations hereunder. Neither the execution and delivery of this Waiver and Consent or the performance of its obligations hereunder by Alibaba will (with or without notice or lapse of time) result in any breach of, or constitute a default under, any contract, agreement or other instrument to which Alibaba or any of its subsidiaries is a party or by which Alibaba or any of its subsidiaries is bound or to which any property or asset of Alibaba or any of its subsidiaries is subject.

c.	Alibaba represents and warrants to the other Parties that its entering into this Waiver and Consent has been approved by unanimous decision of the Independent Directors to the extent such approval is required pursuant to the Agreement and each of SoftBank and Yahoo! represent and warrant to the other Parties that each of their designees to the Alibaba board has approved Alibaba entering into this Waiver and Consent.

d.	Each of HoldCo and Alibaba represents and warrants to the other Parties that Subco will be transferred in the Transactions at fair value which shall be an amount not to exceed RMB 75,000,000.

Section 7. Effect of Agreement. Except as expressly set forth above, the Transaction Documents shall continue in full force and effect in accordance with their terms without waiver or forbearance, and nothing in this Waiver and Consent is intended to, does, or shall be deemed or construed to either (a) waive or modify any right or obligation under any Transaction Document or (b) grant to any Party the right to take or permit any action otherwise prohibited under or limited by the Transaction Documents. Section 5 of this Waiver and Consent shall terminate upon the execution and delivery of a definitive agreement providing for the Potential Transaction by each of the parties thereto, and this Waiver and Consent shall otherwise terminate if at any time the Agreement is validly terminated.

Section 8. Interpretation. Capitalized terms used but not defined in this Waiver and Consent have the meanings ascribed to such terms in the Agreement, unless the context clearly requires otherwise. The interpretation of this Waiver and Consent shall otherwise be subject to Sections 1.02 (“Construction”) and 1.03 (“Schedules, Annexes and Exhibits”) of the Agreement, in each case, mutatis mutandis, as if set forth in this Waiver and Consent.

Section 9. Miscellaneous. This Waiver and Consent, together with the Agreement, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Waiver and Consent shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Waiver and Consent. This Waiver and Consent shall otherwise be subject to Sections 10.01 (“Notices”), 10.02 (“Amendment; Waiver”), 10.03 (“Assignment”), 10.06 (“Public Disclosure”), 10.08 (“Governing Laws; Jurisdiction; Waiver of Jury Trial”), 10.09 (“Arbitration”), 10.10 (“Counterparts”), 10.11 (“Rules of Construction”), 10.14 (“English Language Only”) and 10.16 (“Time of the Essence”) of the Agreement, in each case, mutatis mutandis, as if set forth in this Waiver and Consent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Waiver and Consent as of the date first written above.

Alibaba Group Holding Limited		浙江阿里巴巴电子商务有限公司
(Zhejiang Alibaba E-Commerce Co., Ltd.)

By:	/s/ Masayoshi Son	By:	/s/ Peng Lei
Name:	Masayoshi Son	Name:	Peng Lei
Title:	Independent Director	Title:	Legal Representative

By:	/s/ Jacqueline Reses
Name:	Jacqueline Reses
Title:	Independent Director

Yahoo! Inc.		支付宝（中国）网络技术有限公司
(Alipay.com Co., Ltd.)

By:	/s/ Jacqueline D. Reses	By:	/s/ Peng Lei
Name:	Jacqueline D. Reses	Name:	Peng Lei
Title:	Chief Development Officer	Title:	Legal Representative

SoftBank Corp.		APN Ltd.

By:	/s/ Masayoshi Son	By:	/s/ Jack Ma Yun
Name:	Masayoshi Son	Name:	Jack Ma Yun
Title:	Chairman & CEO	Title:	Director

Joinder Parties		Jack Ma Yun, as Management Members’ Representative
Solely for purposes of Section 3 herein

By:	/s/ Jack Ma Yun
Name:	Jack Ma Yun

/s/ Jack Ma Yun		/s/ Joseph Chung Tsai
Jack Ma Yun		Joseph Chung Tsai

[Signature Page to Waiver and Consent Agreement]